Exhibit 4.28

WARRANT AGREEMENT

THIS WARRANT AGREEMENT (this “Agreement”), dated as of ______________, 2015, is entered into by and between Cryoport, Inc., a Nevada corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation (the “Warrant Agent”).

WHEREAS, the Company has filed with the Securities and Exchange Commission a Registration Statement on Form S-1, No. 333-203006 (the “Registration Statement”), for the registration, under the Securities Act of 1933, as amended (the “Act”) of, among other securities, a certain number of Warrants and the Common Stock issuable upon exercise of such Warrants;

WHEREAS, the Company contemplates issuance of additional Warrants (the “Additional Warrants”) pursuant to conversion or exchange rights associated with outstanding shares of the Company's Preferred Stock following the effectiveness of the Registration Statement which additional Warrants will not be subject to the Registration Statement, but for which the Company may file an additional registration statement with the Securities and Exchange Commission related to the exercise of such additional Warrants or the resale of shares of Common Stock issued upon such exercise;

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange and exercise of the Warrants;

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.      Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants (which includes both the Warrants subject to the Registration Statement and the Additional Warrants), and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

2.      Warrants.

2.1      Form of Warrant. Each Warrant shall be (a) issued in registered form only, (b) in substantially the form of Exhibit A hereto, the provisions of which are incorporated herein, and (c) signed by, or bear the facsimile signature of, the Chairman of the Board or the President and the Treasurer or the Secretary of the Company. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

2.2      Effect of Countersignature. Unless and until countersigned by the Warrant Agent pursuant to this Agreement, Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.

2.3      Registration and Listing.

2.3.1      Warrant Register. The Warrant Agent shall maintain books (the “Warrant Register”) for the registration of the original issuance and transfers of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company.

2.3.2      Registered Holder. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant shall be registered upon the Warrant Register (the “registered holder”), as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on the warrant certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

2.3.3      Stock Exchange Listings. So long as any Warrants remain outstanding, the Company will use commercially reasonable efforts to take all necessary action to have the Warrants and the Common Stock, immediately upon their issuance upon exercise of Warrants, (i) listed on each national securities exchange on which the Common Stock is then listed or (ii) if the Common Stock is not then listed on any national securities exchange, listed for quotation on the OTCQB or such other over-the-counter quotation system on which the Common Stock may then be listed.

3.      Terms and Exercise of Warrants.

3.1      Warrant Price. Each Warrant shall, when countersigned by the Warrant Agent, entitle the registered holder thereof, subject to the provisions of such Warrant, as the case may be, and of this Warrant Agreement, to purchase from the Company the number of shares of Common Stock stated therein, at the price of $ ______ per whole share, subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1. The term “Warrant Price” as used in this Warrant Agreement refers to the price per share at which Common Stock may be purchased at the time a Warrant is exercised. The Company, in its sole discretion, may lower the Warrant Price at any time prior to the Expiration Date (as defined below).

3.2      Duration of Warrants. A Warrant may be exercised only during the period (“Exercise Period”) commencing on ____________, 2015 and terminating at 5:00 p.m., New York City time on ____________, 2020 (the “Expiration Date”). Each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at the close of business on the Expiration Date. The Company, in its sole discretion, may extend the duration of the Warrants by delaying the Expiration Date.

3.3      Exercise of Warrants.

3.3.1      Payment. Subject to the provisions of the Warrant and this Warrant Agreement, a Warrant, when countersigned by the Warrant Agent, may be exercised by the registered holder thereof by surrendering it, at the office of the Warrant Agent, or at the office of its successor as Warrant Agent, in the Borough of Manhattan, City and State of New York, with the subscription form, as set forth in the Warrant, duly executed, and by paying in full the Warrant Price for each full share of Common Stock as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, by certified check payable to the order of the Warrant Agent.

3.3.2      Cashless Exercise. If, and only if, at the time of exercise of the Warrants (i) there is no effective registration statement registering, or the prospectus contained therein is not available for, the issuance of the Common Stock to the Warrantholder (as defined in the Warrant), and (ii) solely with respect to the Additional Warrants, there is no effective registration statement registering, or the prospectus contained there is not available for, the resale of the Common Stock by the Warrantholder (so long as such Warrantholder has complied with the Company’s requests for information regarding itself, the Common Stock held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of the resale of such Warrantholder’s Common Stock), then, and only then, the Warrants may at the option of the Warrantholder be exercised, in whole or in part, at such time by means of a “cashless exercise” in which the Warrantholder shall be entitled to receive a number of shares of Common Stock equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) = the VWAP (defined below) on the trading day immediately preceding the date on which the Warrantholder elects to exercise the Warrants by means of a “cashless exercise,” as set forth in the applicable subscription form;

(B) = the Warrant Price of the Warrants, as adjusted hereunder; and

(X) = the number of shares of Common Stock that would be issuable upon exercise of the Warrants being exercised in accordance with the terms hereof if such exercise were by means of a cash exercise rather than a cashless exercise.

“VWAP” means, for any date, the price per share of Common Stock determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on the New York Stock Exchange, the American Stock Exchange, the NASDAQ National Market, the NASDAQ Capital Market or the OTC Bulletin Board (each, a “Trading Market”), the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (“Bloomberg”) (based on a trading day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if the Common Stock is not then listed or quoted for trading or quoted for trading on a Trading Market and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (c) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Board of Directors of the Company, the fees and expenses of which shall be paid by the Company.

3.3.3      Issuance of Certificates. As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price, the Company shall issue to the registered holder of such Warrant a certificate or certificates representing the number of full shares of Common Stock to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it, and, if such Warrant shall not have been exercised in full, a new countersigned Warrant for the number of shares as to which such Warrant shall not have been exercised. Notwithstanding the foregoing, the Company shall not be obligated to deliver any securities pursuant to the exercise of a Warrant unless (a) a registration statement under the Act with respect to the Common Stock issuable upon exercise of such Warrants is effective and a current prospectus relating to the shares of Common Stock issuable upon exercise of the Warrants is available for delivery to the Warrant holders or (b) in the opinion of counsel to the Company, the exercise of the Warrants is exempt from the registration requirements of the Act and such securities are qualified for sale or exempt from qualification under applicable securities laws of the states or other jurisdictions in which the registered holder resides. Warrants may not be exercised by, or securities issued to, any registered holder in any state in which such exercise or issuance would be unlawful. In the event that a registration statement under the Act with respect to the Common Stock underlying the Warrants is not effective or a current prospectus is not available, or because such exercise would be unlawful with respect to a registered holder in any state, the registered holder shall not be entitled to exercise such Warrants and such Warrants may have no value and expire worthless. In no event will the Company be required to “net cash settle” the warrant exercise.

3.3.4      Valid Issuance. All shares of Common Stock issued upon the proper exercise of a Warrant in conformity with this Agreement shall be validly issued, fully paid and nonassessable.

3.3.5      Date of Issuance. Each person in whose name any such certificate for shares of Common Stock is issued shall for all purposes be deemed to have become the holder of record of such shares on the date on which the Warrant was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

4.      Adjustments.

4.1      Stock Dividends - Split-Ups. If, after the date hereof, and subject to the provisions of Section 4.6 below, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock, or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be increased in proportion to such increase in outstanding shares of Common Stock.

4.2      Aggregation of Shares. If, after the date hereof, and subject to the provisions of Section 4.6, the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

4.3      Adjustments in Exercise Price. Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as provided in Sections 4.1 and 4.2 above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.

4.4      Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than a change covered by Section 4.1 or 4.2 hereof or one that solely affects the par value of such shares of Common Stock), or, in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or, in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety, in connection with which the Company is dissolved, the Warrant holders shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the Warrant holder would have received if such Warrant holder had exercised his, her or its Warrant(s) immediately prior to such event; and if any reclassification also results in a change in shares of Common Stock covered by Section 4.1 or 4.2, then such adjustment shall be made pursuant to Sections 4.1, 4.2, 4.3 and this Section 4.4. The provisions of this Section 4.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

4.5      Notices of Changes in Warrant. Upon every adjustment of the Warrant Price or the number of shares issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3 or 4.4, then, in any such event, the Company shall give written notice to each Warrant holder, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.6      No Fractional Shares. Notwithstanding any provision contained in this Warrant Agreement to the contrary, the Company shall not issue fractional shares upon exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round up or down to the nearest whole number the number of shares of Common Stock to be issued to the Warrant holder.

4.7      Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Warrant Price and the same number of shares as is stated in the Warrants initially issued pursuant to this Agreement. However, the Company may, at any time, in its sole discretion, make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

5.      Transfer and Exchange of Warrants.

5.1      Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant in the Warrant Register, upon surrender of such Warrant for transfer, properly endorsed with signatures properly medallion guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. The Warrants so cancelled may be delivered by the Warrant Agent to the Company from time to time upon request.

5.2      Procedure for Surrender of Warrants. Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the registered holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that in the event that a Warrant surrendered for transfer bears a restrictive legend, the Warrant Agent shall not cancel such Warrant and issue new Warrants in exchange therefor until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer is exempt from registration under the Federal Securities Act of 1933, as amended and indicating whether the new Warrants must also bear a restrictive legend.

5.3      Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which will result in the issuance of a warrant certificate for a fraction of a warrant.

5.4      Service Charges. No service charge shall be made for any exchange or registration of transfer of Warrants.

5.5      Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, will supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.

6.      Other Provisions Relating to Rights of Holders of Warrants.

6.1      No Rights as Stockholder. A Warrant does not entitle the registered holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter.

6.2      Lost, Stolen, Mutilated, or Destroyed Warrants. If any Warrant is lost, stolen, mutilated or destroyed, the Company and the Warrant Agent may, on such terms as to indemnity or otherwise as they may in their discretion impose (which terms shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor and date as the Warrant so lost, stolen, mutilated or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by anyone.

6.3      Reservation of Common Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that will be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

6.4      Registration of Common Stock. The Company will use its best efforts to maintain the effectiveness of a registration statement registering the Common Stock issuable upon the exercise of the Warrant and/or a registration statement registering the resale of the Common Stock issuable upon the exercise of the Additional Warrants, as applicable, and ensure that a prospectus is available for delivery to the Warrant holders until the expiration of the Warrants in accordance with the provisions of this Agreement. Except as provided in Section 3.3.2, the Warrants shall not be exercisable and the Company shall not be obligated to issue Common Stock unless, at the time a holder seeks to exercise Warrants, a prospectus related to the Common Stock issuable upon exercise of the Warrants is current and the Common Stock has been registered or qualified under the laws of the state of residence of the holder of the Warrants or unless the issuance of the Common Stock is deemed to be exempt from such requirements. In addition, the Company agrees to use its best efforts to register the issuance and/or the resale of such securities under the blue sky laws of the states of residence of exercising Warrant holders, if permitted by the blue sky laws of such jurisdictions, in the event that an exemption is not available.

6.5      Limitation on Monetary Damages. In no event shall the registered holder of a Warrant be entitled to receive monetary damages for failure to settle any Warrant exercise if the Common Stock issuable upon exercise of the Warrants has not been registered with the Securities and Exchange Commission pursuant to an effective registration statement or if a current prospectus is not available for delivery by the Warrant Agent, provided the Company has fulfilled its obligations under Section 6.4 to use its best efforts to effect the registration under the Act of the Common Stock issuable upon exercise of the Warrants.

7.      Concerning the Warrant Agent and Other Matters.

7.1      Payment of Taxes. The Company will from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of shares of Common Stock upon the exercise of Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such shares.

7.2      Resignation, Consolidation, or Merger of Warrant Agent.

7.2.1      Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of the Warrant (who shall, with such notice, submit his, her or its Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

7.2.2      Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the transfer agent for the Common Stock not later than the effective date of any such appointment.

7.2.3      Merger or Consolidation of Warrant Agent. Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.

7.3      Fees and Expenses of Warrant Agent.

7.3.1      Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder and will reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

7.3.2      Further Assurances. The Company agrees to perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

7.4      Liability of Warrant Agent.

7.4.1      Reliance on Company Statement. Whenever in the performance of its duties under this Warrant Agreement the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the President or Chairman of the Board of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

7.4.2      Indemnity. The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement, except as a result of the Warrant Agent’s gross negligence, willful misconduct or bad faith.

7.4.3      Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant; nor shall it be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Warrant or as to whether any shares of Common Stock will when issued be valid and fully paid and nonassessable.

7.5      Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and, among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all moneys received by the Warrant Agent for the purchase of shares of Common Stock through the exercise of Warrants.

8.      Miscellaneous Provisions.

8.1      Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

8.2      Notices. Any notice, statement or demand authorized by this Warrant Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be delivered by hand or sent by registered or certified mail or overnight courier service, addressed (until another address is filed in writing by the Company with the Warrant Agent) as follows:

Cryoport, Inc.

20382 Barents Sea Circle

Lake Forest, California 92630

Attn:	Robert Stefanovich, Chief Financial Officer

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be delivered by hand or sent by registered or certified mail or overnight courier service, addressed (until another address is filed in writing by the Company with the Warrant Agent) as follows:

Continental Stock Transfer & Trust Company

17 Battery Place

New York, New York 10004

Attn:	Compliance Department

with a copy in each case to:

Snell & Wilmer, L.L.P.

600 Anton Boulevard

Suite 1400

Costa Mesa, California 92626

Attn:	Anthony J. Ippolito, Esq.

Any notice, sent pursuant to this Warrant Agreement shall be effective, if delivered by hand, upon receipt thereof by the party to whom it is addressed, if sent by overnight courier, on the next business day of the delivery to the courier, and if sent by registered or certified mail on the third day after registration or certification thereof.

8.3      Applicable Law. The validity, interpretation and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 8.2 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim.

8.4      Persons Having Rights under this Agreement. Nothing in this Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto and the registered holders of the Warrants, any right, remedy, or claim under or by reason of this Warrant Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Warrant Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the registered holders of the Warrants.

8.5      Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the registered holder of any Warrant. The Warrant Agent may require any such holder to submit his, her or its Warrant for inspection by it.

8.6      Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

8.7      Effect of Headings. The section headings herein are for convenience only and are not part of this Warrant Agreement and shall not affect the interpretation thereof.

8.8      Amendments. This Agreement may be amended by the parties hereto without the consent of any registered holder for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the registered holders. All other modifications or amendments, including any amendment to increase the Warrant Price or shorten the Exercise Period, shall require the written consent of the registered holders of a majority of the then outstanding Warrants. Notwithstanding the foregoing, the Company may lower the Warrant Price or extend the duration of the Exercise Period pursuant to Sections 3.1 and 3.2, respectively, without the consent of the registered holders.

8.9      Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

CRYOPORT, INC.

By:
Name: Robert Stefanovich
Title: Chief Financial Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name: Michael Mullings
Title: Vice President and Director of Restricted Transactions

Exhibit A

No. __________	__________ A WARRANTS

THIS WARRANT CERTIFICATE WILL BE VOID IF NOT EXERCISED PRIOR

TO 5:00 P.M. NEW YORK CITY TIME, [__________]

CRYOPORT, INC.

A WARRANT CERTIFICATE

THIS CERTIFIES THAT, for value received, [_______________] (“Warrantholder”) is the registered holder of [_______] Warrants (the “Warrant” or “Warrants”) to purchase fully paid and non-assessable shares of common stock, par value $0.001 per share (the “Share” or “Shares”), of CRYOPORT, INC., a Nevada corporation (the “Company”).

This Warrant Certificate is issued under and in accordance with the Warrant Agreement, dated as of June [     ], 2015 (the “Warrant Agreement”), between the Company and Continental Stock Transfer & Trust Company, a New York corporation (the “Warrant Agent”), and is subject to the terms and provisions contained in the Warrant Agreement, to all of which terms and provisions the holder of this Warrant Certificate and the beneficial owners of the Warrants represented by this Warrant Certificate consent by acceptance hereof.  In the case of any conflict between this Certificate and the Warrant Agreement, the provisions of the Warrant Agreement shall control and govern.

1.      Terms and Exercise of A Warrants.

(a)      Warrant Price. Each Warrant shall entitle the registered holder thereof, subject to the provisions of such Warrant, to purchase from the Company one share of Common Stock at the price of [$_____] per share, subject to the adjustments provided in Section 2 hereof and in the last sentence of this Section 1(a). The term “Warrant Price” as used in this Agreement refers to the price per share at which Common Stock may be purchased at the time the Warrants are exercised. The Company, in its sole discretion, may by notice to registered holders lower the Warrant Price at any time prior to the Expiration Date (as defined below) for a specified period of not less than 20 business days.

(b)      Duration of Warrants. The Warrants may be exercised only during the period (“Exercise Period”) commencing on the date of issuance and terminating at 5:00 p.m., New York City time, on the Expiration Date. For purposes of this Agreement, the “Expiration Date” shall mean [__________], 2020. Each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof shall cease at the close of business on the Expiration Date. The Company may extend the duration of the Warrants by delaying the Expiration Date; provided, however, that the Company shall provide notice to registered holders of the Warrants of such extension of not less than 20 days.

(c)      Exercise of Warrants.

(i)      Payment. Subject to the provisions of the Warrants, the Warrants may be exercised by the registered holder thereof by surrendering them at the Company with the subscription form as set forth herein duly executed and, except where otherwise permitted in accordance with Section 1(c)(ii), by paying in full in lawful money of the United States by certified check made payable to the Company or by wire transfer of immediately available funds to an account designated by the Company (or as otherwise agreed to by the Company), the Warrant Price for each share of Common Stock as to which the Warrants are exercised and any and all applicable taxes due in connection with the exercise of the Warrants and the issuance of the Common Stock.

(ii)      Cashless Exercise. If, and only if, at the time of exercise of the Warrants (i) there is no effective registration statement registering, or the prospectus contained therein is not available for, the issuance of the Common Stock to the Warrantholder, and (ii) solely with respect to Warrants that were not originally issued pursuant to an effective registration statement, there is no effective registration statement registering, or the prospectus contained there is not available for, the resale of the Common Stock by the Warrantholder (so long as such Warrantholder has complied with the Company’s requests for information regarding itself, the Common Stock held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of the resale of such Warrantholder’s Common Stock), then, and only then, the Warrants may at the option of the Warrantholder be exercised, in whole or in part, at such time by means of a “cashless exercise” in which the Warrantholder shall be entitled to receive a number of shares of Common Stock equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) = the VWAP (defined below) on the trading day immediately preceding the date on which the Warrantholder elects to exercise the Warrants by means of a “cashless exercise,” as set forth in the applicable subscription form;

(B) = the Warrant Price of the Warrants, as adjusted hereunder; and

(X) = the number of shares of Common Stock that would be issuable upon exercise of the Warrants being exercised in accordance with the terms hereof if such exercise were by means of a cash exercise rather than a cashless exercise.

“VWAP” means, for any date, the price per share of Common Stock determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on the New York Stock Exchange, the American Stock Exchange, the NASDAQ National Market, the NASDAQ Capital Market or the OTC Bulletin Board (each, a “Trading Market”), the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (“Bloomberg”) (based on a trading day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if the Common Stock is not then listed or quoted for trading or quoted for trading on a Trading Market and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (c) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Board of Directors of the Company, the fees and expenses of which shall be paid by the Company.

(iii)      Issuance of Certificates. As soon as practicable after the exercise of any Warrants and the clearance of the funds in payment of the Warrant Price, the Company shall issue to the registered holder of such Warrants a certificate or certificates representing the number of shares of Common Stock to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it, and, if such Warrants shall not have been exercised or surrendered in full, a new countersigned Warrant Certificate for the number of shares as to which such Warrants shall not have been exercised or surrendered. Notwithstanding the foregoing, the Company shall not be obligated to deliver any securities pursuant to the exercise of Warrants unless (a) a registration statement under the Securities Act of 1933, as amended (the “Act”) with respect to the Common Stock issuable upon exercise of the Warrants is effective and a current prospectus relating to the shares of Common Stock issuable upon exercise of the Warrants is available for delivery to the Warrant holders, or (b) the exercise of the Warrants is exempt from the registration requirements of the Act and such securities are qualified for sale or exempt from qualification under applicable securities laws of the state or other jurisdiction in which the registered holder resides. Warrants may not be exercised by, or securities issued to, any registered holder in any state in which such exercise or issuance would be unlawful. In the event a registration statement under the Act with respect to the Common Stock underlying the Warrants is not effective or a prospectus is not available, or because such exercise would be unlawful with respect to a registered holder in any state, the registered holder shall not be entitled to exercise such Warrants and such Warrants may have no value and expire worthless. In no event will the Company be obligated to pay such registered holder any cash consideration upon exercise (except pursuant to Section 2(e)). The Company’s counsel shall deliver any legal opinions required by the Warrant Agent in connection with the exercise of the Warrants at no cost to the Warrantholder.

(iv)     Valid Issuance. All shares of Common Stock issued upon the proper exercise or surrender of the Warrants in conformity with this Agreement shall be validly issued, fully paid and nonassessable.

(v)      Date of Issuance. Each person or entity in whose name any such certificate for shares of Common Stock is issued shall, for all purposes, be deemed to have become the holder of record of such shares on the date on which the Warrants were surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

(vi)     Exercise Limitation. Notwithstanding any provisions herein to the contrary, the Warrantholder shall not be entitled to exercise the Warrants for a number of shares of Common Stock in excess of that number of shares of Common Stock which, upon giving effect to such exercise, would cause the aggregate number of shares of Common Stock beneficially owned by such Warrantholder to exceed 9.99% of the outstanding shares of Common Stock following such exercise. For purposes of the foregoing proviso, the aggregate number of shares of Common Stock beneficially owned by the Warrantholder shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which determination of such proviso is being made, but shall exclude the shares of Common Stock which would be issuable upon (i) exercise of the remaining, unexercised Warrants beneficially owned by the Warrantholder and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by the Warrantholder subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this Section 1(c)(vi), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. The Warrantholder may waive the foregoing limitation by written notice to the Company upon not less than 61 days prior written notice (such waiver taking effect only upon the expiration of such 61 day notice period and applying only to the Warrantholder and not to any other holder of Warrants). For purposes of this Section 1(c)(vi), in determining the number of outstanding shares of Common Stock, the Warrantholder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent Form 10-Q or Form 10-K, as the case may be, filed with the Securities and Exchange Commission on the date thereof, (2) a more recent public announcement by the Company as to the number of shares of Common Stock outstanding, or (3) any other notice by the Company or its transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written request of the Warrantholder, the Company shall within three trading days confirm in writing or by electronic mail to the Warrantholder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Warrants, by the Warrantholder since the date as of which such number of outstanding shares of Common Stock was reported.

2.      Adjustments.

(a)      Stock Dividends; Stock Splits. If, after the date hereof, and subject to the provisions of Section 2(f) below, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split of shares of Common Stock, or other similar event, then, on the effective date of such stock dividend, stock split or similar event, the number of shares of Common Stock issuable on exercise of the Warrants shall be increased in proportion to such increase in outstanding shares of Common Stock.

(b)      Aggregation of Shares. If, after the date hereof, and subject to the provisions of Section 2(f) below, the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of the Warrants shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

(c)      Adjustments in Warrant Price. Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as provided in Sections 2(a) and 2(b), the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price, immediately prior to such adjustment, by a fraction, (i) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (ii) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.

(d)      Extraordinary Dividends. If the Company, at any time during the Exercise Period, shall pay a dividend in cash, securities or other assets to the holders of Common Stock (or other shares of the Company’s capital stock into which the Warrants are convertible), other than (i) as described in Sections 2(a), 2(b) or 2(e), or (ii) regular quarterly or other periodic dividends (any such non-excluded event being referred to herein as an “Extraordinary Dividend”), then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Company’s Board of Directors, in good faith) of any securities or other assets paid on each share of Common Stock in respect of such Extraordinary Dividend in order that subsequent thereto upon exercise of the Warrants the Warrantholder may obtain the equivalent benefit of such Extraordinary Dividend.

(e)      Replacement of Securities upon Reorganization, Etc. In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than a change covered by Sections 2(a) or 2(b) hereof or one that solely affects the par value of such shares of Common Stock), or, in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or, in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety, in connection with which the Company is dissolved, the Warrants shall thereafter represent the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the Warrants holder would have received if such Warrants holder had exercised his, her or its Warrants immediately prior to such event; and if any reclassification also results in a change in shares of Common Stock covered by Sections 2(a) or 2(b), then such adjustment shall be made pursuant to Sections 2(a), 2(b), 2(c) and this Section 2(e). The provisions of this Section 2 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

(f)      Notices of Changes in Warrants. Upon every adjustment of the Warrant Price or the number of shares issuable upon exercise of the Warrants, the Company shall give written notice thereof to each registered holder, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of the Warrants, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 2(a), 2(b), 2(d) or 2(e) the Company shall give written notice to each Warrants holder, at the last address set forth for such holder in the Warrants register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

(g)      Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 2, and Warrants issued after such adjustment may state the same Warrant Price and the same number of shares as is stated in the Warrants initially issued pursuant to this Agreement. However, the Company may, at any time, in its sole discretion, make any change in the form of Warrants that the Company may deem appropriate and that does not affect the rights of holders thereof, and any Warrants thereafter issued or countersigned, whether in exchange or substitution for outstanding Warrants or otherwise, may be in the form as so changed.

(h)      Notice of Certain Transactions. In the event that the Company shall propose to (i) offer the holders of its Common Stock rights to subscribe for or to purchase any securities convertible into shares of Common Stock or shares of stock of any class or any other securities, rights or options, (ii) issue any rights, options or warrants entitling the holders of Common Stock to subscribe for shares of Common Stock or (iii) make a tender offer or exchange offer with respect to the Common Stock, the Company shall send to the Warrant holders a notice of such proposed action or offer. Such notice shall be mailed to the registered holders at their addresses as they appear in the Warrants register, which shall specify the record date for the purposes of such dividend, distribution or rights, or the date such issuance or event is to take place and the date of participation therein by the holders of Common Stock, if any such date is to be fixed, and shall briefly indicate the effect of such action on the Common Stock and on the number and kind of any other shares of stock and on other property, if any, and the number of shares of Common Stock and other property, if any, issuable upon exercise of the Warrants and the Warrant Price after giving effect to any adjustment pursuant to this Section 2 which would be required as a result of such action. Such notice shall be given as promptly as practicable after the Company has determined to take any such action and (x) in the case of any action covered by clause (i) or (ii) above, at least 10 days prior to the record date for determining the holders of the Common Stock for purposes of such action or (y) in the case of any other such action, at least 20 days prior to the date of the taking of such proposed action or the date of participation therein by the holders of Common Stock, whichever shall be the earlier.

3.      Transfer and Exchange of Warrants.

(a)      Registration of Transfer. The Company shall register the transfer, from time to time, of any outstanding Warrants into the Warrant register, upon surrender of such Warrants for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, new Warrants representing an equal aggregate number of Warrants shall be issued and the old Warrants shall be cancelled by the Company.

(b)      Procedure for Surrender of Warrants. Warrants may be surrendered to the Company, together with a written request for exchange or transfer, and, thereupon, the Company shall issue in exchange therefor one or more new Warrants as requested by the registered holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that, in the event the Warrants surrendered for transfer bear a restrictive legend, the Company shall not cancel such Warrants and issue new Warrants in exchange therefor until the Company has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.

(c)      Service Charges. No service charge shall be made for any exchange or registration of transfer of Warrants.

4.      Other Provisions Relating to Rights of Holders of Warrants.

(a)      No Rights as Stockholder. The Warrants do not entitle the registered holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends or other distributions, to exercise any preemptive rights, or to vote, consent or receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter.

(b)      Lost, Stolen, Mutilated or Destroyed Warrant Certificates. If any Warrant Certificate is lost, stolen, mutilated or destroyed, the Company may, on such terms as to indemnity or otherwise as it may in its discretion impose (which terms shall, in the case of a mutilated Warrant Certificate, include the surrender thereof), issue a new Warrant Certificate of like denomination, tenor and date as the Warrant Certificate so lost, stolen, mutilated or destroyed. Any such new Warrant Certificate shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant Certificate shall be at any time enforceable by anyone.

(c)      Reservation of Common Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that will be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

(d)      Notices. Any notice, statement or demand authorized by this Certificate to be given or made by the Company or by the holder of the Warrants to or on the Company shall be delivered by hand or sent by registered or certified mail or overnight courier service, addressed (until another address is provided in writing by the Company) as follows:

Cryoport, Inc.

20382 Barents Sea Circle

Lake Forest, CA 92630

Attn: Chief Financial Officer

Any notice, sent pursuant to this Certificate shall be effective, if delivered by hand, upon receipt thereof by the party to whom it is addressed, if sent by overnight courier, on the next business day of the delivery to the courier, and if sent by registered or certified mail on the third day after registration or certification thereof.

(e)      Applicable Law. The validity, interpretation, and performance of this Certificate and of the Warrants shall be governed in all respects by the laws of the State of Nevada, without giving effect to any conflict of laws principles. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Certificate and to the Warrants shall be brought and enforced in the courts of the State of Nevada or the United States District Court for the District of Nevada, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 5(d) hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim.

CRYOPORT, INC.

By:
Robert Stefanovich, Chief Financial Officer

CRYOPORT, INC.

SUBSCRIPTION FORM

(To Be Executed by the Warrantholder in Order to Exercise Warrants)

The undersigned Warrantholder hereby irrevocably elects to exercise __________ Warrants represented by this Warrant Certificate, and to purchase the shares of Common Stock issuable upon the exercise of such Warrants. Payment shall take the form of (check applicable box):

☐  in lawful money of the United States by certified check made payable to the Company or by wire transfer of immediately available funds to an account designated by the Company; or

☐  if permitted by the terms of the Warrant Certificate, the cancellation of such number of shares of Common Stock as is necessary, in accordance with the formula set forth in Section 1(c)(ii), to exercise the Warrants with respect to the maximum number of shares of Common Stock purchasable pursuant to the cashless exercise procedure set forth in Section 1(c)(ii).

The undersigned Warrantholder requests that certificates for such shares shall be issued in the name of:

Name:

Address:

Tax Identification Number:

and be delivered to:

Name:

Address:

and, if the number of Warrants shall not be all the Warrants evidenced by this Warrant Certificate, that a new Warrant Certificate for the balance of such Warrants be registered in the name of, and delivered to, the Warrantholder at the address stated below.

Date:	Signature:

Address:

Tax Identification Number

Signature Guaranteed:

THE SIGNATURE TO THIS WARRANT EXERCISE FORM MUST CORRESPOND TO THE NAME WRITTEN UPON THE FACE OF THIS WARRANT CERTIFICATE IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATSOEVER, AND MUST BE GUARANTEED BY A COMMERCIAL BANK OR TRUST COMPANY OR A MEMBER FIRM OF THE AMERICAN STOCK EXCHANGE, NEW YORK STOCK EXCHANGE, PACIFIC STOCK EXCHANGE OR CHICAGO STOCK EXCHANGE.

CRYOPORT, INC.

ASSIGNMENT

(To Be Executed by the Warrantholder in Order to Assign Warrants)

For Value Received, ____________________ hereby sells, assigns and transfers unto:

Name:

Address:

Tax Identification Number:

_________ of the Warrants represented by this Warrant Certificate, and hereby irrevocably constitutes and appoints ____________________ Attorney to transfer this Warrant Certificate on the books of the Company, with full substitution in the premises.

Date:	Signature:

Signature Guaranteed:

THE SIGNATURE TO THIS ASSIGNMENT MUST CORRESPOND TO THE NAME WRITTEN UPON THE FACE OF THIS WARRANT CERTIFICATE IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATSOEVER, AND MUST BE GUARANTEED BY A COMMERCIAL BANK OR TRUST COMPANY OR A MEMBER FIRM OF THE AMERICAN STOCK EXCHANGE, NEW YORK STOCK EXCHANGE, PACIFIC STOCK EXCHANGE OR CHICAGO STOCK EXCHANGE.